UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2014 (September 9, 2014)

TRIANGLE PETROLEUM CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-34945	98-0430762
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

1200 17th Street, Suite 2600, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 260-7125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2014, Triangle Petroleum Corporation (the “Company” or “Triangle”) entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Justin Bliffen, the Company’s Chief Financial Officer.  The Employment Agreement amended Mr. Bliffen’s existing employment agreement to, among other things, provide for:

•                  A three year prohibition on sales of the Company’s common stock by Mr. Bliffen, subject to limited exceptions;

•                  A new base salary of $350,000 per year and a $400,000 inducement bonus payable in four equal installments on September 9, 2014, October 31, 2014, January 31, 2014, and April 30, 2014, subject to Mr. Bliffen’s continued employment through those dates;

•                  A grant of 300,000 Restricted Stock Units (“RSUs”) pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) that vest in three equal installments on the first three anniversaries of the grant date (September 9, 2014). Each RSU entitles Mr. Bliffen to one share of the Company’s common stock at vesting;

•                  A grant of out-of the-money options pursuant to the 2014 Plan to purchase 700,000 shares of the Company’s common stock at the following exercise prices: 233,333 shares at $12.00 per share, 233,333 shares at $14.00 per share, and 233,334 at $16.00 per share (collectively, the “CFO Options”).  Each tranche vests in three equal installments on the first three anniversaries of the grant date (September 9, 2014). Once any portion of a tranche becomes vested, it is exercisable by Mr. Bliffen from time to time and in such amounts as Mr. Bliffen may choose, until such options expire. The $12.00 and $14.00 tranches expire seven years following the grant date, and the $16.00 tranche expires ten years after the grant date; and

•                  An annual short-term incentive cash bonus opportunity of up to 100% of base salary.

In general, upon Mr. Bliffen’s termination of employment, any portion of the RSUs and CFO Options that was unvested (after giving effect to any accelerated vesting required by the Employment Agreement) shall be forfeited, and any portion of the CFO Options that was then vested (or that becomes vested upon termination as a result of the Employment Agreement) shall remain exercisable for the remainder of the stated option term.  Upon a “change of control,” as defined in the 2014 Plan, the RSUs and CFO Options will become vested in full. Upon the vesting of RSUs and the exercise of vested CFO Options, Mr. Bliffen will remain subject to the prohibition on selling Company common stock set forth in the the Employment Agreement.

During the initial three-year term of the Employment Agreement, Mr. Bliffen shall not be eligible for an annual long-term incentive award.  During any subsequent extension period,

Mr. Bliffen is eligible for an annual long-term incentive award as may be determined by the Compensation Committee of the Company’s Board of Directors.

The foregoing description of the Employment Agreement is a summary only and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

Item 7.01                                           Regulation FD Disclosure.

On September 11, 2014, the Company posted on its corporate website an updated corporate presentation, which contains non-public information. A copy of this presentation is attached hereto as Exhibit 99.1.

The information in Item 7.01 of this Current Report and in Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report and in Exhibit 99.1 attached hereto shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 8.01                                           Other Events.

The Company’s Board of Directors has approved a share repurchase program authorizing the repurchase of $25.0 million of the Company’s outstanding shares of common stock from time to time, in amounts and at prices that the Company deems appropriate, subject to market and business conditions and other considerations. The repurchase program may be executed using open market purchases pursuant to Rule 10b-18 under the Securities Exchange Act of 1934, as amended, pursuant to a Rule 10b5-1 plan, in privately negotiated agreements, or in other transactions. The share repurchase program may be suspended or discontinued at any time without prior notice.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Amended and Restated Employment Agreement, dated September 9, 2014, between Triangle Petroleum Corporation and Justin Bliffen.
Exhibit 99.1	Corporate Presentation, posted on September 11, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2014	TRIANGLE PETROLEUM CORPORATION

	By:	/s/ Justin Bliffen
Justin Bliffen
Chief Financial Officer

Index to Exhibits

Exhibit Number	Description

Exhibit 10.1*	Amended and Restated Employment Agreement, dated September 9, 2014, between Triangle Petroleum Corporation and Justin Bliffen.
Exhibit 99.1*	Corporate Presentation, posted on September 11, 2014

* Filed herewith.